Exhibit 3.1
AMENDMENT
TO THE
CERTIFICATE OF INCORPORATION
OF
AMETRINE CAPITAL, INC.

The undersigned being a duly authorized officer of Ametrine Capital, Inc. (the “Corporation”), a corporation existing under the laws of state of Delaware, does hereby certify as follows:

FIRST:  That the Corporation’s Certificate of Incorporation has been amended as following by adding the following to the Fourth Paragraph, immediately after the first paragraph of that paragraph:

The presently issued and outstanding shares of Common Stock, exclusive of treasury stock, shall be combined in the ratio of 0.47 shares of Common Stock for each one (1) share of Common Stock currently issued and outstanding.  Such combination shall not change the number of shares of capital stock which the Corporation shall have the authority to issue nor shall it affect the rights or preferences of the shares of Common Stock now issued and outstanding.

SECOND:  That such amendment has been duly adopted by the affirmative vote of the holders of a majority of the stock entitled to vote at a meeting of shareholders in accordance with the provisions of the General Corporation Law of the State of Delaware.

Dated: ____________________, 2011

AMETRINE CAPITAL, INC.

By: ____________________
Kristian Kos, President